Exhibit 99.1

Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2017

MAYFIELD VILLAGE, Ohio, March 9, 2018 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2017.

Net sales in the fourth quarter of 2017 were $96.9 million compared to $86.4 million in the fourth quarter of 2016. Net sales for 2017 were $378.2 million compared to $336.6 million in 2016. This represents a 12% increase for both the fourth quarter and the year, compared to the same periods in 2016.

The U.S. Tax Cuts and Jobs Act (the "Tax Act") enacted during December 2017 adversely impacted net income during the quarter and for the year as a result of a one-time net tax expense of $5.8 million. The expense primarily relates to taxes on the Company's unremitted foreign earnings and profits and re-measurement of the Company's deferred tax assets and liabilities. This negatively impacted earnings per diluted share by $1.11 for the fourth quarter of 2017, and $1.14 per diluted share for the year.

Including the negative impacts from the Tax Act, net income for the quarter ended December 31, 2017 was $.7 million, or $.14 per diluted share, compared to $5.1 million, or $.99 per diluted share, for the comparable period in 2016. Net income for the year ended December 31, 2017 was $12.7 million, or $2.47 per diluted share, compared to $15.3 million, or $2.95 per diluted share in 2016.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "In our fourth quarter, we continued to build on the success we achieved across the globe in the first nine months of 2017. We attained double-digit sales growth in each of our non-domestic segments while experiencing competitive pricing pressure throughout these markets. Despite battling increased raw material and freight costs, our sales growth coupled with disciplined expense management led to our highest fourth quarter pre-tax earnings in the last five years."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2016 Annual Report on Form 10-K filed with the SEC on March 10, 2017 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016

Net sales	$ 96,892	$ 86,433	$ 378,212	$ 336,634
Cost of products sold	66,137	56,969	259,584	227,220
GROSS PROFIT	30,755	29,464	118,628	109,414

Costs and expenses
Selling	8,180	7,963	34,048	31,799
General and administrative	11,017	10,429	43,160	42,057
Research and engineering	3,505	3,247	14,327	14,025
Other operating expense - net	307	737	985	54
	23,009	22,376	92,520	87,935

OPERATING INCOME	7,746	7,088	26,108	21,479

Other income (expense)
Interest income	104	85	430	291
Interest expense	(230)	(256)	(1,061)	(844)
Other income - net	71	73	329	27
	(55)	(98)	(302)	(526)

INCOME BEFORE INCOME TAXES	7,691	6,990	25,806	20,953

Income taxes	6,989	1,890	13,152	5,698

NET INCOME	$ 702	$ 5,100	$ 12,654	$ 15,255

BASIC EARNINGS PER SHARE
Net Income	$ 0.14	$ 1.00	$ 2.48	$ 2.95

DILUTED EARNINGS PER SHARE
Net Income	$ 0.14	$ 0.99	$ 2.47	$ 2.95

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,070	5,120	5,102	5,166

Weighted-average number of shares outstanding - diluted	5,195	5,134	5,133	5,178

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2017	2016

ASSETS
Cash and cash equivalents	$ 44,358	$ 30,737
Accounts receivable, less allowances of $3,325 ($3,210 in 2016)	73,972	63,415
Inventories - net	77,886	74,484
Prepaids	8,700	12,035
Other current assets	2,214	8,436
TOTAL CURRENT ASSETS	207,130	189,107

Property, plant and equipment - net	108,598	105,104
Other intangibles - net	10,020	10,475
Goodwill	16,544	15,769
Deferred income taxes	7,774	10,208
Other assets	9,719	10,274

TOTAL ASSETS	$ 359,785	$ 340,937

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 25,141	$ 21,978
Notes payable to banks	864	1,315
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	11,461	10,040
Accrued expenses and other liabilities	23,919	20,674
TOTAL CURRENT LIABILITIES	62,833	55,455

Long-term debt, less current portion	34,598	42,943
Other noncurrent liabilities and deferred income taxes	23,817	18,996

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,038,207 and
5,117,753 issued and outstanding, as of December 31, 2017 and December 31, 2016	12,593	12,508
Common shares issued to rabbi trust, 289,026 and 297,281 shares at
December 31, 2017 and December 31, 2016, respectively	(11,834)	(12,054)
Deferred Compensation Liability	11,834	12,054
Paid-in capital	29,734	24,629
Retained earnings	311,765	303,415
Treasury shares, at cost, 1,258,069 and 1,136,443 shares at
December 31, 2017 and December 31, 2016, respectively	(68,115)	(59,640)
Accumulated other comprehensive loss	(47,440)	(57,369)
TOTAL SHAREHOLDERS' EQUITY	238,537	223,543

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 359,785	$ 340,937

CONTACT: Michael A. Weisbarth , Preformed Line Products, (440) 473-9246